Exhibit 99.1

February 18, 2009

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”)

Dear Registered Representative:

We are writing to notify you that in February 2009, Fund Eight A realized another investment objective. Your clients will receive the following letter with their March 1, 2009 distribution advising them of the following: (i) the liquidation of Fund Eight A’s interest in a joint venture that owns telecommunications equipment, and (ii) any future distributions are subject to the final disposition of the Rowan litigation.

Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

March 1, 2009

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”)

Dear Investor:

As you are aware from our previous correspondence, Fund Eight A entered into its Liquidation Period in December 2005. We are pleased to inform you that in February 2009, Fund Eight A realized another investment objective.

You may recall that Fund Eight A owned an interest in a joint venture that leases telecommunications equipment to Global Crossing Telecommunications Inc. through March 2010. We were able to take advantage of a favorable offer to liquidate Fund Eight A’s interest in the joint venture, which resulted in the receipt of proceeds of approximately $980,000.  On March 1, 2009, approximately $900,000 of these proceeds will be distributed to Fund Eight A’s limited partners. This represents a distribution of approximately $1.22 per unit.

Fund Eight A’s one remaining asset is a 0.8% interest in an investment in North Sea (Connecticut) Limited Partnership, which entitles Fund Eight A to receive proceeds from the litigation with Rowan Companies, Inc. regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.  As a result, we do not anticipate any further monthly distributions. Any future distributions are subject to the final disposition of the Rowan litigation.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely

ICON Capital Corp.

ICON Capital Corp.                                                                150 Grossman Drive                                                      Braintree, MA 02184